UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934, as Amended
Date of Report (Date of earliest event reported): January 15, 2015

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Las Vegas Boulevard South Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)
(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
To implement changes to the compensation of the Chief Executive Officer of Wynn Resorts, Limited (the “Company”) that were addressed in the Company’s Proxy Statement for its May 2014 Annual Meeting of Stockholders, on January 15, 2015, the Company entered into a seventh amendment (the “Amendment”) to the Employment Agreement, dated as of October 4, 2002, as amended, by and between the Company and Stephen A. Wynn, the Company’s Chairman and Chief Executive Officer (the “Employment Agreement”).  The Amendment provides for: (a) an extension of the term of the Employment Agreement for two years through October 24, 2022, (b) a decrease in base salary from $4.0 million to $2.5 million per year, and (c) termination of the current Aircraft Time Sharing Agreement dated as of November 25, 2002, as amended. Mr. Wynn and the Company entered into a new Aircraft Time Sharing Agreement, dated January 15, 2015 (the “New Aircraft Time Sharing Agreement”). The New Aircraft Time Sharing Agreement, among other things, provides that Mr. Wynn will reimburse the Company for certain expenses for any of his personal use of Company aircraft. In connection with the New Aircraft Time Sharing Agreement, the Compensation Committee of the Board of Directors of the Company approved a $250,000 credit per calendar year that Mr. Wynn may use to offset his reimbursement obligations, starting with the 2015 calendar year. The Amendment and New Aircraft Time Sharing Agreement are effective as of January 1, 2015.

Item 1.02.	Termination of a Material Definitive Agreement.
The information set forth in Item 1.01 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Date: January 20, 2015	By:	/s/ Kim Sinatra
	Name:	Kim Sinatra
	Title:	Executive Vice President and General Counsel